seriesOne, Inc.

Code of Business Conduct and Ethics

Summary

The seriesOne, Inc. Code of Business Conduct and Ethics outlines the principles, policies and laws that govern the activities of the company, and to which our employees and others who work with, or represent us directly or indirectly, must adhere. All employees of seriesOne, Inc., its subsidiaries and their affiliates (“seriesOne”) are required to read and follow this Code of Business Conduct and Ethics (the “Code”).

Administration

The seriesOne Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the company, the business practices within the company’s industry, the company’s own business practices, and the prevailaing ethical standards of the communities in which the company operates. While the company’s Chief Executive Officer will oversee the procedures designed to implement this Code, it is the individual’s responsibility to comply with this Code.

Introduction

seriesOne expects all of its representatives to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities and to comply with all applicable laws, regulations and company policies. We must never compromise that integrity, either for personal benefit or for seriesOne’s purported benefit. In accepting a position with seriesOne, each of us becomes accountable for compliance with the law, with this Code, and with other policies of seriesOne. This Code applies to all seriesOne representatives, including its directors, employees, temporary workers, independent contractors and consultants.

If you have any questions about the Code, you should discuss them with your supervisor; the Chief Executive Officer or other person designated by seriesOne. Waivers may be granted to executive officers or directors, however, any waiver may be made only by the Board of Directors and must be disclosed promptly in a filing with the SEC.

seriesOne expects you to act in full compliance with the policies set forth in this Code and in a manner consistent with the highest ethical standards. Failure to observe these policies may result in disciplinary action, up to and including immediate termination of employment or other relationship with seriesOne. Furthermore, violations of this Code may also be violations of the law and may result in civil or criminal penalties for you, your supervisors and/or seriesOne.

This Code neither constitutes nor should be construed to constitute a contract of employment for a definite term or a guarantee of continued employment.

1. Responsibilities to seriesOne

1.1  Raising Ethical Issues

Maintaining ethical standards, including appropriate accounting and internal accounting controls, is the responsibility of every member of the seriesOne family. Early identification and resolution of ethical issues that may arise are critical to maintaining our commitment to world-class business practices. seriesOne personnel and other representatives are expected to treat compliance with ethical standards as a critical element of their responsibilities.

Although this Code endeavors to address a wide range of business practices and procedures, seriesOne cannot anticipate every issue that may arise. If you are unsure of what to do in any situation, you should seek additional guidance and information before you act. You should use your judgment and common sense; if something seems unethical or improper, it probably is.

Reporting

If you have any questions regarding the best course of action in a particular situation, or if you suspect or become aware of a possible violation of a law, regulation or ethical standard, you should promptly contact your supervisor, a human resources representative, the Compliance Officer, or a member of the Audit Committee of the Board of Directors.

You may report violations of this Code, on a confidential or anonymous basis, by contacting the Audit Committee by e-mail at:

While we prefer that you identify yourself when reporting violations so that we may follow-up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

seriesOne strongly encourages its personnel and other representatives to raise possible ethical issues. seriesOne prohibits any retaliatory action against any individual for raising legitimate concerns or questions regarding ethics, discrimination or harassment matters or for reporting suspected violations.

1.2  Investigations

You are required to cooperate fully with any appropriately authorized internal or external investigations, including but not limited to those involving ethical issues or complaints of discrimination or harassment. Making false statements to or otherwise misleading internal or external auditors, seriesOne counsel, seriesOne representatives or regulators is grounds for immediate termination of employment or other relationship with seriesOne and may also be a criminal act that can result in severe penalties. You must never withhold or fail to communicate information that raises ethical questions and thus should be brought to the attention of higher levels of management. In addition, you are required to report suspected insider trading, fraud or attempted fraud, and any mysterious disappearance of funds or securities immediately.

1.3  Protecting seriesOne Assets

You are responsible for safeguarding the tangible and intangible assets of seriesOne and its clients, suppliers and distributors that are under your control. seriesOne assets may be used only for proper company purposes. Assets include cash, securities, business plans, client information, supplier information, distributor information, intellectual property, physical property and services.

Misappropriation of seriesOne assets is a breach of your duty to seriesOne and may constitute an act of fraud against seriesOne. Similarly, carelessness or waste with regard to seriesOne assets is also a breach of your duty to seriesOne.

seriesOne’s telephone, e-mail, voice-mail and computer systems are primarily for business purposes. You may not use these systems in a manner that could be harmful or embarrassing to seriesOne. Personal communications using these systems must be kept to a minimum.

All seriesOne employees are required to disclose and assign to seriesOne all interest in any invention, improvement, discovery or work of authorship you make or conceive that arises out of or in connection with your employment with seriesOne. If your employment is terminated, all rights to property and information generated or obtained as part of your employment relationship remain the exclusive property of seriesOne.

Copying, selling, using or distributing information, software and other forms of intellectual property in violation of license agreements is prohibited.

1.4  Accuracy of Records and Reporting

The records, data and information owned, collected, used and managed by seriesOne must be accurate and complete. You are personally responsible for the integrity of the information, reports and records under your control. Records must be maintained in sufficient detail as to reflect accurately all seriesOne transactions. Financial statements must always be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, seriesOne’s financial condition and results. You must use common sense and observe standards of good taste regarding content and language when creating business records and other documents (such as e-mail) that may be retained by seriesOne or a third party. You should keep in mind that at a future date, seriesOne or a third party may be in a position to rely on or interpret the document with the benefit of hindsight and/or the disadvantage of imperfect recollections. You are prohibited from destroying any records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding.

2. Workplace Responsibilities

2.1  Fair Employment Practices and Diversity

seriesOne believes that diversity in our staff is critical to our success and we seek to recruit, develop and retain the most talented people from a diverse candidate pool. Advancement at seriesOne is based on talent and performance. We are fully committed to equal employment opportunity and compliance with the letter and spirit of the full range of fair employment practices and nondiscrimination laws. In addition, retaliation against individuals for raising claims of discrimination or harassment is prohibited.

2.2  Discrimination and Harassment

seriesOne values a work environment where diversity is embraced, and where our employees’ differences are valued and respected. We prohibit sexual or any other kind of discrimination,

harassment or intimidation, whether committed by or against a supervisor, co-worker, client, vendor or visitor. Discrimination and harassment, whether based on a person’s race, gender, gender identity or expression, color, creed, religion, national origin, citizenship, age, disability, marital status, sexual orientation, ancestry, veteran status or socioeconomic status, are completely inconsistent with our tradition of providing a respectful, professional and dignified workplace.

You must never use seriesOne systems to transmit or receive electronic images or text of a sexual nature or containing ethnic slurs, racial epithets or any other material of a harassing, offensive or lewd nature. If you believe that you are being subjected to discrimination or harassment, or if you observe or receive a complaint regarding such behavior, you should report it to your supervisor or a human resources representative, or other senior manager.

seriesOne will promptly investigate all allegations of harassment or discrimination and will take appropriate corrective action to the fullest extent permitted by local law. Retaliation against individuals for raising claims of harassment or discrimination is prohibited.

2.3  Drug-Free Workplace

To meet our responsibilities to employees, clients and investors, seriesOne must maintain a healthy and productive work environment. Misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs on the job is prohibited.

2.3  Safety in the Workplace

The safety of people in the workplace is a primary concern of seriesOne. Each of us must comply with all applicable health and safety policies. We maintain compliance with all local and international laws, and internal guidelines have been developed to help maintain secure and healthy work surroundings. Questions about these laws and guidelines should be directed to your supervisor or a human resources representative.

3. Representing seriesOne to Clients and Other External Constituencies

3.1  Fair Treatment

seriesOne is committed to dealing fairly with its clients, suppliers, competitors and employees. No person may take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or other unfair dealing practice.

3.2  Fiduciary Duties

seriesOne acts as a fiduciary in certain client relationships. You should determine when fiduciary duties arise and keep in mind that a fiduciary has a legal duty to act in the best interests of its clients—putting its clients’ interests ahead of its own interests, or the interests of its affiliates or employees. A fiduciary must disclose conflicts of interest with its clients or, in some cases, avoid such conflicts entirely due to legal requirements. A fiduciary’s duties also require it to treat clients fairly and not to favor one client over another.

3.3  Medial, Publishing and Public Appearances

Before publishing, making speeches, giving interviews or making public appearances that are connected to seriesOne’s business interests, you must get approval from your supervisor. If a publication, speech, interview or appearance might in any way be connected to your position with seriesOne, you must notify a senior member of management.

Only officially designated spokespersons may provide comments for the media. seriesOne has issued guidelines to ensure that employees do not violate public disclosure requirements when communicating with investors, analysts or the press. These guidelines are part of seriesOne’s commitment to full compliance with the Securities and Exchange Commission’s Regulation FD (Fair Disclosure). To ensure compliance with these guidelines, employees should consult with a senior member of management prior to arranging or participating in any investor or analyst meetings.

3.4  Gifts and Entertainment

Accepting Gifts and Entertainment

In general, you may not accept gifts or the conveyance of anything of value (including entertainment) from current or prospective seriesOne clients or suppliers. You may never accept a gift under circumstances in which it could even appear to others that your business judgment has been compromised. Similarly, you may not accept or allow a close family member to accept gifts, services or preferential treatment from anyone—clients, suppliers or others—in exchange for a past, current or future business relationship with seriesOne.

Gifts may be accepted when permitted under applicable law if they are (1) noncash gifts of nominal value (less than or equal to $100); (2) customary and reasonable meals and entertainment at which the giver is present, such as the occasional business meal or sporting event; or (3) gifts from family or friends with whom you have a nonbusiness relationship. If you have any question about the appropriateness of accepting a gift or invitation, you should discuss the matter with your supervisor, a senior member of management, or the Compliance Officer prior to acceptance.

Giving Gifts and Providing Entertainment

If a gift could be seen by others as engaging in bribery or a consideration for an official or business favor, you must not give the gift. Appropriate entertainment may be offered to clients by persons authorized to do so, subject to the business expense reimbursement requirements applicable to your business. Many countries, states and local jurisdictions have laws restricting gifts (e.g., meals, entertainment, transportation, lodging or other things of value) that may be provided to government officials. In addition, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) outlines very serious provisions against bribery, including the payment, or promise of payment, of anything of value to foreign officials (including any person employed by or representing a foreign government, officials of a foreign political party, officials of public international organizations and candidates for foreign office). Payment made indirectly through a consultant, contractor or other intermediary is also prohibited.

Facilitating payments are small payments to low-level government officials to expedite or secure performance of a nondiscretionary, routine governmental action. There are rules regarding facilitating payments, and many countries prohibit such payments. Facilitating payments may not be made without specific prior approval of the business’ legal or compliance officer and then only when such payments are not against local law. To ensure compliance with both local laws and the FCPA, gifts to government officials must be precleared with the senior member of management and/or the Compliance Officer. Under no circumstances may you offer anything of value to a government official for the purpose of influencing the recipient to take or refrain from taking any official action, or to induce the recipient to conduct business with seriesOne.

3.5  Political Activities and Contributions

You have the right to voluntarily participate in the political process. No one in seriesOne may require you to contribute to, support or oppose any political group or candidate. If you choose to participate in the political process, you must do so as an individual, not as a seriesOne representative. You may not work on a political fundraiser or other campaign activity while on company time or use seriesOne property for these activities. Any overt, visible and partisan political activity that could cause someone to believe that your actions reflect the views or position of seriesOne requires the prior approval of senior management of the company. Employees of certain business units, including those involved in the U.S. securities industry and those engaged in transactions with state and local governments, may be subject to additional restrictions on political contributions.

3.6  Lobbying

seriesOne encourages every employee to take an active interest in government processes. Any participation in a political process is to be undertaken as an individual—not as a representative of seriesOne. As a general matter, you should not engage in lobbying activities on behalf of seriesOne.  Lobbying activity generally includes attempts to influence the passage or defeat of legislation, and it may trigger registration and reporting requirements. The U.S. government and many states extend the definition of lobbying activity to cover efforts to influence rulemaking by executive branch agencies or other official actions of agencies, including the decision to enter into a contract or other financial arrangement.

4. Privacy/Confidentiality

4.1  Proprietary and Confidential Information

While working for seriesOne and continuing after you cease your employment or association with seriesOne, you must protect the confidentiality of nonpublic information you obtain or create in connection with your activities for seriesOne. You must not disclose proprietary or confidential information about seriesOne or its employees, or confidential information about a client, supplier or distributor, to anyone (including other seriesOne personnel) who is not authorized to receive it or has no need to know the information. The only exceptions are when such disclosure is authorized by the client, supplier or distributor, or by applicable law (e.g., to supervisory regulators), appropriate legal process (e.g., subpoena) or appropriate seriesOne authorities.

Examples of proprietary and confidential information include any system, information or process that gives seriesOne an opportunity to obtain an advantage over our competitors; nonpublic information about seriesOne’s operations, results, strategies and projections; nonpublic information about seriesOne’s business plans, business processes and client relationships; nonpublic employee information; nonpublic information received in the course of your employment about clients, suppliers and distributors; and nonpublic information about seriesOne’s technology, systems and proprietary products.

You must take precautionary measures to prevent unauthorized disclosure of proprietary and confidential information. Accordingly, you should also take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to proprietary or confidential information. You should also ensure that access to work areas and computers is properly controlled. You should not discuss sensitive matters or confidential information in public places such as elevators, hallways, restaurants, restrooms and public transportation; and except under the most urgent circumstances, you should not discuss proprietary or confidential information on cellular phones. Great care also should be exercised when discussing such information on speakerphones.

4.2  Privacy of Client Information and Data Protection

Our most important asset is our clients’ trust. Keeping client information secure and using it appropriately is therefore a top priority for all of us at seriesOne. You must safeguard any confidential information our clients share with us. You must also ensure that we use client information only for the reasons for which the information was gathered, unless further use is allowed by law. seriesOne and various of its subsidiaries have in place privacy principles that detail their specific commitments to clients, and processes that define, document, monitor and manage the security of information. In addition, many countries have data protection and privacy laws that affect the collection, use and transfer of personal client information.

4.3  Privacy of Employee Information

seriesOne recognizes and protects the privacy and confidentiality of employee medical and personnel records. Such records must not be shared or discussed outside seriesOne, except as authorized by the employee or as required by law, rule, regulation or a subpoena or order issued by a court of competent jurisdiction or requested by a judicial, administrative or legislative body. Requests for such records from anyone outside seriesOne under any other circumstances must be approved by counsel.

5. Investments and Outside Activities

5.1  Insider Trading

seriesOne policy and the laws of many countries prohibit trading in the securities (including equity securities, convertible securities, options, bonds and any stock index containing the security) of any company while in possession of material, nonpublic information (also known as

“inside information”) regarding the company. This prohibition applies to seriesOne securities as well as to the securities of other companies. It applies also to accounts in which you have a financial or beneficial interest, or the power to affect or ability to influence trading or investment decisions, either directly or indirectly. Such accounts typically include accounts of spouses, domestic partners, children and other members of your household, and accounts over which you have investment discretion.

If you believe you have come into possession of inside information, you may not execute any trade in the securities of the subject company without first consulting with counsel. The definition of “material, nonpublic information” is broad. Information is “material” (and hence, potentially subject to the prohibition on insider trading) if there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security, or if the information, if made public, likely would affect the market price of a company’s securities. Information may be material even if it relates to future, speculative or contingent events, and even if it is significant only when considered in combination with publicly available information. Information is considered to be “nonpublic” unless it has been publicly disclosed, and adequate time has passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and public.

It is also illegal to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit from the tippee.

5.2  Personal Investments in seriesOne Securities

seriesOne supports employee stock ownership. Investments in seriesOne securities (or the securities of its publicly traded subsidiaries) for personal accounts should be made with a long-term orientation and as part of a broader investment strategy. In order to comply with applicable law and avoid the appearance of impropriety, certain general restrictions apply to all transactions in seriesOne securities.

You are prohibited from trading in seriesOne securities for your personal accounts if you possess material nonpublic information about seriesOne. seriesOne directors and our most senior officers are subject to reporting and other legal restrictions regarding their personal trading of seriesOne securities.

5.3  Conflicts of Interest

You must be sensitive to any activities, interests or relationships that might interfere with, or even appear to interfere with, your ability to act in the best interests of seriesOne and its clients. The following are only some of the areas in which real or perceived conflicts of interest may arise. Because it is impossible to describe every potential conflict, seriesOne necessarily relies on your commitment to exercise sound judgment, to seek advice when appropriate and to adhere to the highest ethical standards in the conduct of your professional and personal affairs.

Use of seriesOne Name, Facilities or Relationships

You should not use seriesOne’s name (including on corporate letterhead or personal websites), facilities or relationships for personal benefit or for outside work. Use of seriesOne’s name, facilities or relationships for charitable or pro bono purposes can be made only with prior approval from your supervisor or other senior member of management.

Corporate Opportunities

You owe a duty to seriesOne to advance its legitimate interests when the opportunity to do so arises. You may not take for yourself a corporate opportunity that is discovered in the course of your seriesOne employment or representation or through the use of corporate property, information or position, nor may you compete against seriesOne.

You must notify your supervisor of any business relationship or proposed business transaction seriesOne may have with any company in which you or a related party has a direct or indirect interest or from which you or a related party may derive a benefit, or where a related party member is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest (for example, if you or a family member owns or controls property of significant value that seriesOne is either purchasing or leasing).

This requirement generally does not apply if the interest exists solely as a result of your ownership of less than 1% of the outstanding publicly traded equity securities of such company.

6.  Antitrust Compliance

seriesOne may be subject to complex laws known “antitrust” laws designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices. You are expected to comply with these laws at all times. Many situations create the potential for unlawful anticompetitive conduct and should be avoided. These include:

·  proposals from competitors to share price or other competitive marketing information or to allocate markets or clients;

·  attempts by clients or potential clients to preclude seriesOne from doing business with, or contracting with, another client; or

·  discussions at industry trade association meetings on competitively sensitive topics, such as prices, pricing policies, costs and marketing strategies.

If a competitor or a client tries to discuss subjects with you that raise concerns about anticompetitive conduct, you should refuse to do so and ask the person to stop immediately. If necessary, you should leave or otherwise terminate the conversation and report the matter to supervisor.

We at seriesOne aspire to the highest standards of moral and ethical conduct—working to earn client trust, day in and day out. We affirm our commitment to this Code of Conduct and to deliver value to our clients, our people, our shareholders and our communities.